Exhibit 10.16

OPTION AGREEMENT

Optionee: Travis Reid

This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale, rights of the Optionee and other provisions as set forth in the Management Stockholders Agreement, dated as of January 12, 2005, among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, Loews Cineplex Entertainment Corporation and certain optionholders and stockholders of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. from time to time party thereto (as amended from time to time, the “Management Stockholders Agreement”) (this Option and any securities issued upon exercise of this Option constitute Management Shares as defined therein).

LCE HOLDINGS, INC. AND

LCE INTERMEDIATE HOLDINGS, INC.

OPTION AGREEMENT

This option (the “Agreement”) is granted by LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. (collectively, the “Companies”, and, as applicable, the “Company”), to the Optionee, pursuant to the Companies’ 2004 Management Stock Option Plan, as amended from time to time (the “Plan”). For the purpose of this Agreement, the “Reference Date” shall mean July 30, 2004, regardless of the date on which this Agreement is entered into.

1. Grant of Option. This Agreement evidences the grant by the Company on January 12, 2005 to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, the number of Class A Common Shares, Class L Common Shares and Preferred Shares in each of Tranche 1, Tranche 2 and Tranche 3 as set forth on Exhibit A hereto at the following prices per share:

(a) Class A Common Shares of LCE Holdings, Inc., par value $.001 per share (the “Class A Common Shares”), at $1.00 per share which shall vest and become exercisable in accordance with Section 2 below;

(b) Class L Common Shares of LCE Holdings, Inc., par value $.001 per share (the “Class L Common Shares”), at $81.00 per share which shall vest and become exercisable in accordance with Section 2 below; and

(c) Cumulative Preferred Shares of LCE Intermediate Holdings, Inc., par value $.001 per share (the “Preferred Shares”), at $100.00 per share which shall vest and become exercisable in accordance with Section 2 below.

2. Vesting.

(a) Subject to Section 10, the Tranche 1 Options will vest and become exercisable in five equal annual installments on July 30th of each of 2005, 2006, 2007, 2008 and 2009.

(b) Subject to Section 10, the Tranche 2 Options will vest and become exercisable upon the earlier to occur of (i) the seventh anniversary of the Reference Date and (ii) the occurrence of a Tranche 2 Liquidity Vesting Event; provided, however, that, subject to the foregoing, in the event of the earlier occurrence of a Tranche 2 Non-Liquidity Vesting Event the Tranche 2 Options will vest and become exercisable in five equal annual installments on July 30th of each of 2005, 2006, 2007, 2008 and 2009.

(c) Subject to Section 10, the Tranche 3 Options will vest and become exercisable upon the earlier to occur of (i) the seventh anniversary of the Reference Date and (ii) the occurrence of a Tranche 3 Liquidity Vesting Event; provided, however, that, subject to the foregoing, in the event of the earlier occurrence of a Tranche 3 Non-Liquidity Vesting Event the Tranche 3 Options will vest and become exercisable in five equal annual installments on July 30th of each of 2005, 2006, 2007, 2008 and 2009.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her liquidator or executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (subject to any restrictions provided under the Plan) and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The Optionee shall not exercise this Option as to any shares unless such Optionee simultaneously exercises this Option as to a proportionate number of Class A Common Shares, Class L Common Shares and Preferred Shares. The latest date on which this Option may be exercised is July 30, 2014, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement.

4. Representations and Warranties of the Parties. Each of the Companies and the Optionee represent and warrant to each other that:

(a) Authorization. Such party has full legal capacity, power, and authority to execute and deliver this Agreement and to perform such party’s obligations hereunder. This Agreement has been duly executed and delivered by such party and is the legal, valid, and binding obligation of such party enforceable against such party in accordance with the terms hereof.

(b) No Conflicts. The execution, delivery, and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate in any material respect any provision of law, statute, rule or regulation to which such party is subject, (ii) violate in any material respect any order, judgment or decree applicable to such party, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which such party is a party or by which such party is bound.

(c) No Other Agreements. Except as provided by this Agreement, the Management Stockholders Agreement, the Registration Rights Agreement and the Plan, such party is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of this Option or the Shares issued upon exercise hereof.

(d) Thorough Review, etc. Optionee has thoroughly reviewed the Plan and this Agreement in their entirety. Optionee has had an opportunity to obtain the advice of independent counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

5. Other Agreements. Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Management Stockholders Agreement and the transfer and other restrictions, rights, and obligations set forth therein, and Optionee further acknowledges that, as a condition to receiving this Option, Optionee must execute, join and become a party to the Management Stockholders Agreement as a Manager (as such term is defined in the Management Stockholders Agreement) and to the Registration Rights Agreement and by executing the signature page of this Option Agreement, Optionee shall be deemed to have executed, joined and become party to the Management Stockholders Agreement as a Manager and the Registration Rights Agreement. Notwithstanding the foregoing or any other provisions of this Option Agreement, the provisions of Section 4.1 of the Management Stockholders Agreement shall also apply to the Shares issued upon exercise hereof if a Prospective Selling Stockholder proposes to sell any Shares to any Prospective Buyer(s) that is not a Permitted Transferee in a Transfer that is an Excepted Transfer.

6. Confidential Information.

(a) The Optionee acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Optionee may develop Confidential Information for the Company or its Affiliates and that the Optionee may learn of Confidential Information during the course of employment. The Optionee will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Optionee incident to his employment or other association with the Company or any of its Affiliates. The Optionee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Optionee, shall be the sole and exclusive property of the Company and its Affiliates. The Optionee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Optionee’s possession or control.

7. Non-Solicitation. The Optionee agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates. That being the case, the Optionee agrees that while he is employed by the Company and for eighteen months thereafter, the Optionee will not hire or attempt to hire any employee of the Company or any of its Affiliates at the time of termination of his employment or at any time during the 90 days preceding such termination, directly or indirectly solicit for hire any such employee on behalf of any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them.

8. Assignment of Rights to Intellectual Property. The Optionee shall promptly and fully disclose all Intellectual Property to the Company. The Optionee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Optionee’s full right, title and interest in and to all Intellectual Property. The Optionee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Optionee will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Optionee creates shall be considered “work made for hire.”

9. Enforcement of Covenants. The Optionee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6, 7 and 8 hereof. The Optionee agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Optionee further acknowledges that, were he to breach any of the covenants contained in Sections 6, 7 and 8 hereof, the damage to the Company would be irreparable. The Optionee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Optionee of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 6, 7 and 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Change of Control. Immediately following a Change of Control, all unvested Options shall terminate; provided, however, that (i) all unvested Tranche 1 Options, (ii) if there shall have occurred a Tranche 2 Non-Liquidity Vesting Event, all unvested Tranche 2 Options and (iii) if there shall have occurred a Tranche 3 Non-Liquidity Vesting Event, all unvested Tranche 3 Options, at the option of the Board, shall either (a) be replaced by a package of equivalent economic value, as determined by the Board, or (b) immediately vest and become fully exercisable prior to such Change of Control on a basis that gives the holder of the Option a reasonable opportunity, as determined by the Board, to participate as a stockholder in the Change of Control transaction following exercise, and the Option will terminate upon consummation of the Change of Control transaction; and provided further however, that in the event of a Change of Control Transaction which is a Tranche 3 Liquidity Vesting Event all unvested Tranche 1 Options shall immediately vest and become fully exercisable prior to such Change of Control. In the case the Board shall propose a package of equivalent economic value pursuant to the first proviso of the immediately preceding sentence, if the Optionee delivers a written notice objecting to the value of such proposed package within five days of receiving a notice of such determination, the value of such proposed package and of the unvested Tranche 1 Options, the unvested Tranche 2 Options and unvested Tranche 3 Options will be determined by a mutually acceptable “bulge bracket” independent investment bank. In the event the Company and the Optionee are unable to reach agreement upon a mutually acceptable “bulge bracket” investment bank within 20 days of such notice, the Company and the Optionee shall each select a “bulge bracket” investment bank within 25 days of such notice which two investment banks shall select a third “bulge bracket” investment bank to make such determination within 5 days of their selection. The costs and expenses of such investment banks shall be shared equally by the Company and the Optionee.

11. Limited Transferability. The Option shall be transferable by the Optionee to the extent set forth in the Management Stockholders Agreement as in effect on the date hereof (and, with respect to any additional rights or transfer, as such agreement may be amended from time to time) or as may be permitted by the Administrator in accordance with Section 6(b) of the Plan.

12. Legends. Certificates evidencing any shares issued upon exercise of the Option granted hereby shall bear a legend in substantially the form required by the Management Stockholders Agreement.

13. Status Change. Upon the termination of the Optionee’s employment with, or other service to, the Company or its Subsidiaries, this Option shall continue or terminate, as and to the extent provided in the Plan.

14. Effect on Employment. Neither the grant of this Option, nor the issuance of shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her employment at any time.

15. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

16. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

17. Definitions. The initially capitalized terms used herein shall have the meanings set forth herein in the parenthetical following such term or as set forth below. Initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan or the Management Stockholders Agreement.

“Aggregate Sponsor Investment” means $421,670,572.29.

“Consideration Value” means, at any time, (i) in the case of cash or cash equivalents the actual amount of such cash or cash equivalents and (ii) in the case of Marketable Securities, the weighted average trading price (by dollar volume) of such Marketable Securities for the most recent 30 trading days for such securities prior to the date of the delivery thereof as consideration and (iii) in the case of all other consideration the fair value of said consideration as of the date of the delivery thereof as determined in good faith by the Board. In the event that the Optionee delivers a written notice to the Company disputing the Company’s Consideration Value determination within five days of receiving such determination, the Consideration Value will be determined by a mutually acceptable “bulge bracket” independent investment bank, and such value will be based on the standards set forth in this Agreement. In the event the Company and the Optionee are unable to reach agreement upon a mutually acceptable “bulge bracket” investment bank within 20 days of such notice, the Company and the Optionee shall each select a “bulge bracket” investment bank within 25 days of such notice which two investment banks shall select a third “bulge bracket” investment bank to make such determination within 5 days of their selection. The costs and expenses of such investment banks shall be shared equally by the Company and the Optionee.

“Change of Control” has the meaning set forth in the Management Stockholders Agreement.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and characteristics of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of three (3) months immediately following termination of his/her employment that relate to either the business or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Marketable Securities” means any securities that are (i) listed or traded on a any established trading market or quotation system for the trading of securities, including any established electronic securities market and have an average daily trading volume of over $20 million (calculated on 30-day weighted average (by dollar volume) basis) and (ii) tradable in the United States without any further registration under applicable securities laws.

“Original Sponsor Shares” means the Shares originally issued to the Sponsors pursuant to the Sponsor Subscription Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization of any kind, other than the Company or any of its Affiliates.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of July 30, 2004 among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, LCE Acquisition Corporation and the investors listed on Schedule 1 thereto.

“Shares” means Class A Common Shares, Class L Common Shares, Preferred Shares and any security received in consideration therefor.

“Sponsor Subscription Agreement” means the Stock Subscription Agreement, dated as of July 30, 2004, among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, LCE Acquisition Corporation and the investors listed on Schedule 1 thereto.

“Sponsors” means, collectively, the Bain Investors, the Carlyle Investors and the Spectrum Investors.

“Tranche 2 Liquidity Vesting Event” means (i) a Change of Control transaction in which the Consideration Value of the cash, cash equivalents or Marketable Securities represent at least 60% of the Consideration Value of the consideration that the Sponsors receive for their Shares sold in such transaction or (ii) a transaction which includes the first Transfer by one or more Sponsors at or after the IPO (other than to an affiliated fund) in connection with which Sponsor(s) receive cash, cash equivalents or Marketable Securities in consideration for Shares representing at least 25% of the Original Sponsor Shares, in either case, in connection with which the sum of (A) the Consideration Value of the net consideration received by the Sponsors in respect of the Original Sponsor Shares (assuming (x) conversion or exercise of (i) all options and convertible securities that are then exercisable, convertible or exchangeable or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the Tranche 2 Liquidity Vesting Event, (ii) without regard to the foregoing, all Tranche 2 Options issued by the

Company to any Participant, in each case, taking into account the conversion or exercise price thereof and (y) all Original Sponsor Shares that continue to be held by the Sponsors were Transferred in such transaction for the same net per share consideration) plus (B) the aggregate amount of the Consideration Value of any net consideration paid with respect to the Original Sponsor Shares pursuant to any previous transaction(s), equals or exceeds two times (2x) the Aggregate Sponsor Investment.

“Tranche 2 Non-Liquidity Vesting Event” means (i) a Change of Control transaction in which the Consideration Value of the cash, cash equivalents or Marketable Securities represent less than 60% of the Consideration Value of the consideration that the Sponsors receive for their Shares sold in such transaction (such actual percentage, the “Cash Percentage”), in connection with which the sum of (A) the Consideration Value of the net consideration received by the Sponsors in respect of the Original Sponsor Shares (assuming (x) conversion or exercise of (i) all options and convertible securities that are then exercisable, convertible or exchangeable or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the Tranche 2 Non-Liquidity Vesting Event, (ii) without regard to the foregoing, all Tranche 2 Options issued by the Company to any Participant, in each case, taking into account the conversion or exercise price thereof and (y) all Original Sponsor Shares that continue to be held by the Sponsors were Transferred in such transaction for the same net per share consideration) plus (B) the aggregate amount of the Consideration Value of any net consideration paid with respect to the Original Sponsor Shares pursuant to any previous transaction(s), equals or exceeds two times (2x) the Aggregate Sponsor Investment or (ii) a resignation by the Optionee in the case where, at the time such resignation is effective, a 100% cash Change of Control transaction for the then fair market value would have resulted in a Tranche 2 Liquidity Vesting Event.

“Tranche 3 Liquidity Vesting Event” means (i) a Change of Control transaction in which the Consideration Value of the cash, cash equivalents or Marketable Securities represent at least 60% of the Consideration Value of the consideration that the Sponsors receive for their Shares sold in such transaction or (ii) a transaction which includes the first Transfer by one or more Sponsors at or after the IPO (other than to an affiliated fund) in connection with which Sponsor(s) receive cash, cash equivalents or Marketable Securities in consideration for Shares representing at least 25% of the Original Sponsor Shares, in either case, in connection with which the sum of (A) the Consideration Value of the net consideration received by the Sponsors in respect of the Original Sponsor Shares (assuming (x) conversion or exercise of (i) all options and convertible securities that are then exercisable, convertible or exchangeable or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the Tranche 3 Liquidity Vesting Event, (ii) without regard to the foregoing, all Tranche 2 Options and Tranche 3 Options issued by the Company to any Participant, in each case, taking into account the conversion or exercise price thereof and (y) all Original Sponsor Shares that continue to be held by the Sponsors were Transferred in such transaction for the same net per share consideration) plus (B) the aggregate amount of the Consideration Value of any net consideration paid with respect to the Original Sponsor Shares pursuant to any previous transaction(s), equals or exceeds three times (3x) the Aggregate Sponsor Investment.

“Tranche 3 Non-Liquidity Vesting Event” means (i) a Change of Control transaction in which the Consideration Value of the cash, cash equivalents or Marketable Securities represent less than 60% of the Consideration Value of the consideration that the Sponsors receive for their Shares sold in such transaction (such actual percentage, the “Cash Percentage”) in connection with which the sum of (A) the Consideration Value of the net consideration received by the Sponsors in respect of the Original Sponsor Shares (assuming (x) conversion or exercise of (i) all options and convertible securities that are then exercisable, convertible or exchangeable or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the Tranche 3 Non-Liquidity Vesting Event, (ii) without regard to the foregoing, all Tranche 2 Options and Tranche 3 Options issued by the Company to any Participant, in each case, taking into account the conversion or exercise price thereof and (y) all Original Sponsor Shares that continue to be held by the Sponsors were Transferred in such transaction for the same net per share consideration) plus (B) the aggregate amount of the Consideration Value of any net consideration paid with respect to the Original Sponsor Shares pursuant to any previous transaction(s), equals or exceeds three times (3x) the Aggregate Sponsor Investment or (ii) a resignation by the Optionee in the case where, at the time such resignation is effective, a 100% cash Change of Control transaction for the then fair market value would have resulted in a Tranche 3 Liquidity Vesting Event.

IN WITNESS WHEREOF, each Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

LCE HOLDINGS, INC.

By:
Name: Title:

LCE INTERMEDIATE HOLDINGS, INC.

By:
Name: Title:

Dated:

Acknowledged and Agreed

_________________________

Name: Travis Reid

Exhibit A

	Tranche 1	Tranche 2	Tranche 3	Total

Class A Common Stock	127,103.67	127,103.67	127,103.66	381,311

Class L Common Stock	14,122.67	14,122.67	14,122.66	42,368

Cumulative Preferred Stock	2,530	2,530	2,530	7,590